Exhibit 99.1

NEWS RELEASE

Synergy Pharmaceuticals Launches the Poop Troop, the First Emoji Keyboard Designed to Support Dialogue Around Chronic Idiopathic Constipation (CIC)

NEW YORK — APRIL 6, 2017 — Synergy Pharmaceuticals today announced the launch of the Poop Troop, a series of 14 animated emojis designed to encourage conversation and allow people to better express the physical and emotional impact of chronic idiopathic constipation (CIC). Bowel movements can be a sensitive topic for people who live with CIC to discuss, often leaving them feeling a lack of validation from those with whom they may interact.

The Poop Troop is part of a broader disease education initiative launched by Synergy, called Confront Constipation, designed to raise the understanding and increase dialogue on managing CIC. The Poop Troop emoji keyboard app is available for iOS and Android and can be downloaded for free from the Apple App Store and Google Play store. Once installed, the Poop Troop can be accessed directly from the standard keyboard page on a user’s smartphone.

CIC is one of the most common functional gastrointestinal disorders worldwide, affecting approximately 33 million Americans and an estimated 14 percent of the global population. In addition to causing infrequent, hard stools and other physical symptoms such as straining, abdominal bloating and discomfort, CIC can adversely affect an individual’s quality of life, including increasing stress levels and anxiety.

As the use of smartphones becomes nearly universal, recent research has shown that more than 90 percent of people use emojis in their day-to-day digital conversations.(1) The Poop Troop is inspired by the highly popular poop emoji, but reimagined for people living with CIC. Each character in the free keyboard app represents a type of bowel movement—from constipation, to normal, to diarrhea—and an emotion that people with CIC often associate with each, including

(1)  2016 Emoji Report. Emogi Research Team. http://cdn.emogi.com/docs/reports/2016_emoji_report.pdf. Last accessed February 23, 2017.

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“stressed,” “depressed,” “angry,” “relieved,” “cool,” “euphoric,” “surprised,” “concerned” and “embarrassed.”

“Many people with CIC feel embarrassed or uncomfortable talking about their symptoms with those closest to them, so they often suffer in silence,” said Julie Holcombe, Senior Director, Marketing, Synergy Pharmaceuticals Inc. “Our hope is that the Poop Troop can help make difficult conversations easier for people with CIC, while raising awareness around the impact of CIC beyond those living with this complex disorder.”

“Maintaining an open dialogue with your healthcare provider is one of the first steps to developing an appropriate treatment plan for CIC,” said Kimberly D. Orleck, MPH, RD, PA-C, Physician Assistant at Atlanta Gastroenterology Associates. “These emojis are not intended to serve as a diagnostic or a medical tool, however the Poop Troop may provide patients with a more comfortable, visual way to communicate their physical symptoms and related state of mind to their healthcare provider, which then may lead to more productive conversation around their health and CIC treatment goals.”

For more information on CIC, including details on how to download the Poop Troop emoji keyboard, visit ConfrontConstipation.com.

About Chronic Idiopathic Constipation (CIC)

CIC affects approximately 14 percent of the global population, disproportionately affecting women and older adults. People with CIC have persistent symptoms of difficult-to-pass and infrequent bowel movements. In addition to having infrequent, hard stools and physical symptoms such as straining, abdominal bloating and discomfort, CIC can adversely affect an individual’s quality of life, including increasing stress levels and anxiety.

About Synergy Pharmaceuticals

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. The company has pioneered discovery, research and development efforts on analogs of uroguanylin, a naturally occurring human GI peptide, for the treatment of GI diseases and disorders. For more information, please visit www.synergypharma.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Company Contact:

Gem Hopkins
VP, Investor Relations and Corporate Communications
212-584-7610
ghopkins@synergypharma.com